FOR immediate RELEASE               Contact:    Tim Quast
May 31, 2002                                    Investor Relations Manager
                                                (916) 786-1799


              SureWest Repurchases 300,000 Shares From Benefit Plan


(ROSEVILLE, CALIFORNIA) - SureWest Communications (NASDAQ: SURW) announced today that it has completed the repurchase of 300,000 of its issued and outstanding shares of common stock from the SureWest KSOP, one of the Company's employee benefit plans, at a price of $50.00 per share.

Legg Mason Wood Walker, Incorporated, served as financial advisors to the Company and its Board, and Raymond James & Associates served as financial advisors to SureWest KSOP. Both rendered fairness opinions.

The SureWest KSOP is the successor Plan to the Company's Retirement Supplement Plan, which began in 1968. The Plan is funded by both participant contributions and Company matching contributions, and its primary investment vehicle historically has been Company common stock.

Responding to requests from employees and to industry changes, SureWest's Board of Directors instructed the Plan's Administrative Committee to consider diversifying the Plan. With the assistance of outside consultants, a review and proposal process was completed earlier this year, which led to the selection of Vanguard, a nationally recognized leader in retirement plan administration, to administer the Plan. The Plan was subsequently renamed the SureWest KSOP reflecting the combination of employee stock ownership and other investment alternatives now available to SureWest employees. A reduction in the number of shares of Company stock held by the Plan was necessary to align the Plan's holdings with the participant's investment selections.

Brian H. Strom, President and CEO of SureWest Communications, stated, "Our Company followed the path of many others and the lead of our legislators in adding multiple investment alternatives for our employees in their Company-sponsored retirement accounts. To provide the necessary liquidity to satisfy the employees' elections, a portion of the shares the SureWest KSOP owned needed to be sold. Our Board of Directors considered a number of factors in determining whether to consummate the transaction, including most importantly the value to our shareholders in completing the transaction at a fair price, and the trading market in the Company's common stock."

After the transaction, SureWest KSOP remains the largest single shareholder with more than 1.3 million shares, or approximately 9 percent of the outstanding shares. The number of shares held in the future by the Plan will be dependent upon each participant's investment preferences.


SureWest Communications - 2



Strom added, "The repurchase is consistent with the objective of acquiring our stock as a vehicle for creating shareholder value. In February 2000, we announced our intention to acquire up to 1 million shares, and more than 975,000 shares have been acquired to date under the program."


About SureWest Communications

SureWest Communications and its family of companies, including Roseville Telephone Company, SureWest Wireless, SureWest Broadband, SureWest Internet, SureWest Directories and SureWest Long Distance, create value for customers and shareholders through an integrated network of highly reliable advanced communications products and services with unsurpassed customer care. The company's principal operating subsidiary, Roseville Telephone Company, is California's third largest telecommunications company, and has provided telecommunications services for nearly 90 years as the Incumbent Local Exchange Carrier (ILEC) to the communities of Roseville, Citrus Heights, Granite Bay, Antelope and parts of Rocklin. The company, through its Competitive Local Exchange Carrier (CLEC) and subsidiaries, is licensed to provide fiber optics, 39 GHz wireless, PCS wireless, DSL, high-speed Internet access and data
transport.   For   more   information,   visit   the   SureWest   web   site  at
www.surewest.com.

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.


                                      # # #